Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Proxy Statement/Prospectus constituting a part of this Registration Statement Amendment No. 6 on Form F-4 of our report dated June 9, 2021, except for the effects of the restatement discussed in Note 2, as to which the date is November 22, 2021, relating to the financial statements of Broadstone Acquisition Corp. (as restated), which is contained in that Proxy Statement/Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 22, 2021